EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-118400, 333-112381, 333-107889, 333-91984, 333-75122, 333-72168, 333-67388, 333-49272, 333-44038, 333-48377 and 333-21713) and related Prospectuses, and the Registration Statements on Form S-3 (File Nos. 333-102909 and 333-107891) and related Prospectuses of PacifiCare Health Systems, Inc. of our report dated February 24, 2005 with respect to the consolidated financial statements and schedule of PacifiCare Health Systems, Inc., PacifiCare Health Systems, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of PacifiCare Health Systems, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP

Irvine, California

February 24, 2005